SERVCORP

Virtual Office™

Level 25 Bank of China Tower
1 Garden Road
Central
Hong Kong
Telephone: (852) 2251 1688
Facsimile: (852) 2251 1618
www.servcorpvirtual.net

10th September 2005

Mr. John Gunn
Worldwide Connections Limited
13/F, Kiu Fu Commercial Building
300-306 Lockhart Road, Wanchai, HK

Dear Mr. Gunn,

Welcome to Servcorp, the finest Virtual Office operation in Australia, New Zealand, Asia, China, Japan, Middle East & Europe.

I am here to ensure your business is represented in a professional manner and am ably assisted by Anita, Iris, Chloe & Emily. We are also pleased to confirm the following for **Worldwide Connections Limited**:

Start date:	**12th September 2005**
Address:	**Level 25, Bank of China Tower, 1 Garden Road Central, Hong Kong**
Telephone:	**(852) 2251 8566**
Facsimile:	**(852) 2251 8567**
Email:	**worldwideconnections@hottdesk.com**
Hottdesk® Username:	**worldwideconnections**
Hottdesk® Password:	**servcorp**

We have included Voicemail Instructions and a Membership Requirements Questionnaire for you to complete and return to us with details on your company. In order to provide you with the best possible service please ensure the Questionnaire is returned to us as soon as possible.

Also enclosed, is a copy of our Virtual Office Driving & Technical manual detailing our facilities and services prices, Servcorp International Locations Directory and details on How your business can be totally mobile with Servcorp Hottdesk®.

The Servcorp Virtual Office Platinum Loyalty Program offers a 20% credit on Servcorp Virtual Office expenditure, off-set against your office rental when you upgrade to a Servcorp *Smart Office®* in any of our locations worldwide.

We also offer you one month **"Rent Free"** for every successful client referral to Servcorp Virtual Office.

I will contact you within the next few days to ensure everything is running smoothly. We look forward working with **Worldwide Connections Limited** in Hong Kong.

Yours faithfully

Anita Lai
Manager
SERVCORP | Virtual Office

Terms & Conditions

RENT: The rent shall be paid monthly in advance on the **first day of each month**. In respect of any broken period a pro-rata adjustment shall be made.

CREDIT CARD BILLING & SECURITY DEPOSIT: Credit card billing is a requirement of membership. If a credit card is used, the Member irrevocably authorizes Servcorp to deduct all amounts charged to the Member by Servcorp on such credit card at any time during any billing period. Servcorp reserves the right to require a security deposit and agrees to notify Member in advance. Should a security deposit be required, refund of security deposit shall be made to the Member 60 days after the termination of the Agreement. The security deposit shall not be deemed as advance payment however Servcorp is entitled to deduct from the security deposit any monies owed to Servcorp for services provided. Such deduction shall not be deemed to waive any breach by the Member of this Agreement. If the Member fails to demand the refund of the security deposit within 360 days after the date of termination of this Agreement, the security deposit shall be deemed forfeited to Servcorp Virtual Office absolutely.

TERMINATION: Contracts are on a month to month basis. One month's written notification is required by either party to terminate this Membership Agreement.

SERVICES: The services provided by Servcorp may vary at Servcorp's absolute discretion during the term of membership and shall be provided during our normal business hours. Services include, but are not limited to telephone call charges, excessive incoming call charges, secretarial services, photocopying and printing, facsimile charges, postage and courier services, sundries including stationery, conference rooms/private offices rental, refreshments, Email and Internet. Platinum and Virtual Meeting Members receive three days per month complimentary access to an office/business lounge in cities where Members are not a Servcorp or Servcorp Virtual Office client. Subject to availability and consecutive days are generally not available. Platinum Plus members are entitled to four days per month complimentary access to an office/business lounge anywhere in the Servcorp network, including your cities membership. Office access is booked in daily blocks only via Hotdesk and cannot exceed more than four days in one location. Subject to availability and consecutive days are generally not available. Multiple Platinum Plus packages will be capped at 4 days office use. The Member acknowledges that Servcorp owns all telephone numbers and I.P addresses allocated for use by the Member. Servcorp retains the right to not accept any excessively large, unreasonable or unlawful packages. All services are to be paid **7 days after date of invoice.** During the term of membership, should the level of service not meet the Member's expectations, please contact our Head Of[illegible] at customerservice@servcorp.net and we will respond within two working days.

INCREASES: The Member shall pay during the term of this Agreement all charges for services rendered at the rates stipulated and documented by Servcorp at its absolute discretion. The Member agrees that Servcorp reserves the right to change, or vary the charges for such services upon giving one month's notice in writing of such change, and such new charges shall apply from the date of expiration of notice.

CALL TRANSFER OPTIONS: Servcorp will be in contact with Platinum Plus, Platinum and Virtual Communication Members to confirm up to three telephone numbers where your calls can be transferred. These numbers may include mobile phone, home or office numbers. Fourth and each additional number incur an additional charge. Call charges will apply to all transferred calls. Mobile calls incur a higher rate. Check the setup of your telephone number and transfer options and notify your Virtual Office Manager of any changes. In the case of Unified Messaging email message delivery, the Member is responsible for browser and ISP security settings which enable or prevent delivery of voicemail packets. Changes to the communications services must be notified in writing.

VOICEMAIL MESSAGE NOTIFICATION: The voicemail system will automatically notify Platinum Plus, Platinum and Virtual Communication Members as each new message is received (only call charges apply).

INDEMNITY CLAUSE: The Landlord shall be expressly indemnified against any loss, damage, corruption of data or any loss of information from hardware, software, mechanical, Internet damage or any errors by Servcorp Team Members. The member guarantees that it will not use the Virtual Office for any immoral or illegal purposes.

INVOICE: Credit card processing of invoices shall occur on approximately the 1st day of each month. Should payment not be receipted by the 15th of any month, for any reason, Servcorp at their absolute discretion, may request a security deposit if late payment occurs and/or suspend or terminate all services. Any monies owing to Servcorp for more than 20 days shall bear an administrative fee at a rate of 5% per month until payment. All bank fees will be paid by the member.

STAFF: If the Member, or any business of which the ownership or control is directly or indirectly associated with the Member at any time during the term of Membership or within 12 months after termination of the membership employs any of the staff employed or who were employed by Servcorp or any business affiliated with Servcorp during the term of the membership then the Member shall pay to Servcorp by way of liquidated and ascertained damages an amount equal to 30% of the new annual wage or package of the employee which the parties agree is a genui[illegible] re-estimate of the loss suffered by Servcorp. The applicability of liquidated and ascertained damages applies to all staff whether permanent, part-time or otherwise.

CALL VOLUME: Platinum Plus, Platinum and Virtual Communication Members receive 15 incoming calls per day included in the service. Charges do apply for higher incoming call volume.

GUARANTOR: In consideration of Servcorp entering into this Agreement with the Member, the Guarantor, for themselves and each of their executors and administrators unconditionally agree that they and each of them will be with the Member jointly and severally liable to Servcorp for the payment of the rent and all other monies payable by the Member and also for the due performance of all the terms and conditions on the part of the Member contained or implied in this document.

DRESS CODE: When utilizing Servcorp locations businesslike dress standard applies at all times.

LOYALTY PROGRAM: The Members "office rental credit" can be utilized in any Servcorp location worldwide. The Servcorp Virtual Office Loyalty Program terminates and all earned credits are lost if either party terminates the rental agreement for any reason, including but not limited to A) written notice B) late or non-payment of invoice resulting in suspension or Virtual Office termination. Loyalty credits will expire after 2 years. Servcorp reserves the right to discontinue this program at anytime.

MEMBERSHIP: Any additional companies for which you use services of any kind for must be advised in advance. An additional charge per week and per company name will apply if it is not in the name as stated on your Servcorp Agreement. Your membership will automatically be upgraded for you should you utilize a service not included in your package.

REFERRAL FEE: For every successful referral to Servcorp the Member will receive their current monthly Virtual Office membership rental free for one month.

TAXES: All prices quoted are exclusive to any government taxes where applicable and allowable by law.

TERMS AND CONDITIONS:

SERVCORP
Virtual Office

RENT: The rent shall be paid monthly in advance. In respect of any broken period a pro-rata adjustment shall be made.
CREDIT CARD BILLING & SECURITY DEPOSIT: Credit card billing is a requirement of membership. Therefore, the Member irrevocably authorizes Servcorp to deduct all amounts charged to the Member by Servcorp on such credit card at any time during any billing period. Servcorp reserves the right to require a security deposit and agrees to notify Member in advance. Should a security deposit be required, refund of security deposit shall be made to the Member 60 days after the termination of the Agreement. The security deposit shall not be deemed as advance payment however Servcorp is entitled to deduct from the security deposit any monies owed to Servcorp for services provided. Such deduction shall not be deemed to waive any breach by the Member of this Agreement. If the Tenant fails to demand the refund of the security deposit within 360 days after the date of termination of this agreement, the security deposit shall be deemed forfeited to Servcorp Virtual Office absolutely.
TERMINATION: Contracts are on a month to month basis. One month's written notification is required by either party to terminate this Membership agreement.
SERVICES: The services provided by Servcorp may vary at Servcorp's absolute discretion during the term of membership and shall be provided during our normal business hours. Services include, but are not limited to telephone call charges, excessive incoming call charges, secretarial services, photocopying and printing, facsimile charges, postage and courier services, sundries including stationery, conference rooms/private offices rental, refreshments, Email and Internet. Platinum and Virtual Meeting Members receive three days per month complimentary access to an office/business lounge in cities where Members are not a Servcorp or Servcorp Virtual Office client. Subject to availability and consecutive days are generally not available. The Member acknowledges that Servcorp owns all telephone numbers and I.P addresses allocated for use by the Member. Servcorp retains the right to not accept any excessively large, unreasonable or unlawful packages. During the term of membership, should the level of service not meet the Member's expectations, please contact our Head Office at customerservice@servcorp.net and we will respond within two working days.
INCREASES: The Member shall pay during the term of this Agreement all charges for services rendered at the rates stipulated and documented by Servcorp at its absolute discretion. The Member agrees that Servcorp reserves the right to change, or vary the charges for such services upon giving one month's notice in writing of such change, and such new charges shall apply from the date of expiration of notice.
CALL TRANSFER OPTIONS: Servcorp will be in contact with Platinum and Virtual Communication Members to confirm up to three telephone numbers where your calls can be transferred. These numbers may include mobile phone, home or office numbers. Fourth and each additional number incur an additional charge. Call charges will apply to all transferred calls. Mobile calls incur a higher rate. Check the setup of your telephone number and transfer options and notify your Virtual Office Manager of any changes. In the case of Unified Messaging email message delivery, the Member is responsible for browser and ISP security settings which enable or prevent delivery of voicemail packets. Changes to the communications services must be notified in writing.
VOICEMAIL MESSAGE NOTIFICATION: The voicemail system will automatically notify Platinum and Virtual Communication Members as each new message is received (only call charges apply).
INDEMNITY CLAUSE: The Landlord shall be expressly indemnified against any loss, damage, corruption of data or any loss of information from hardware, software, mechanical, Internet damage or any errors by Servcorp Team Members. The member guarantees that it will not use the virtual office for any immoral or illegal purposes.
INVOICE: Credit card processing of invoices shall occur on approximately the 1st day of each month. Should payment not be receipted by the 15th of any month, for any reason, Servcorp at their absolute discretion, may suspend or terminate all services. Any monies owing to Servcorp outside these terms shall incur daily interest at 5% per month thereafter until payment.
STAFF: If the Member, or any business of which the ownership or control is directly or indirectly associated with the Member at any time during the term of Membership or within 12 months after termination of the membership employs any of the staff employed or who were employed by Servcorp or any business affiliated with Servcorp during the term of the membership then the Member shall pay to Servcorp by way of liquidated and ascertained damages an amount equal to 30% of the new annual wage or package of the employee which the parties agree is a genuine pre-estimate of the loss suffered by Servcorp. The applicability of liquidated and ascertained damages applies to all staff whether permanent, part-time or otherwise.
CALL VOLUME: Platinum and Virtual Communication Members receive 15 incoming calls per day included in the service. Charges do apply for higher incoming call volume.
GUARANTOR: In consideration of Servcorp entering into this Agreement with the Member, the Guarantor, for themselves and each of their executors and administrators unconditionally agree that they and each of them will be with the Member jointly and severally liable to Servcorp for the payment of the rent and all other monies payable by the Member and also for the due performance of all the terms and conditions on the part of the Member contained or implied in this document.
DRESS CODE: When utilizing Servcorp locations businesslike dress standard applies at all times.
LOYALTY PROGRAM: The Members "office rental credit" can be utilised in any Servcorp location worldwide. Should the Member terminate the Servcorp membership all accumulated credit will be forfeited. Servcorp reserves the right to discontinue this program anytime.
MEMBERSHIP: Any additional companies for which you use services of any kind for must be advised in advance. An additional charge per week and per company name will apply if it is not in the name as stated on your Servcorp agreement. Your membership will automatically be upgraded for you should you utilize a service not included in your package.
REFERRAL FEE: For every successful referral to Servcorp the Member will receive their current monthly Virtual Office membership rental free for one month.
TAXES: All prices quoted are exclusive to any government taxes where applicable and allowable by law.